Report of Independent Registered Public Accounting Firm
The Shareholders and Board of Trustees of
USAllianz Variable Insurance Products Trust:
In planning and performing our audits of the financial statements of USAllianz Variable Insurance Products Trust -
USAZ AIM Basic Value Fund, USAZ AIM Blue Chip Fund, USAZ AIM
Dent Demographic Trends Fund, USAZ AIM International Equity
Fund, USAZ Davis NY Venture Fund, USAZ Dreyfus Founders
Growth and Income Fund, USAZ Dreyfus Premier Small Cap Value Fund, USAZ Oppenheimer Emerging Growth Fund, USAZ Oppenheimer Emerging Technologies Fund, USAZ Oppenheimer Global Fund,
USAZ Oppenheimer International Growth Fund, USAZ Oppenheimer
Main Street Fund, USAZ PIMCO NFJ Small Cap Value Fund, USAZ
Legg Mason Value Fund, USAZ PIMCO PEA Renaissance Fund, USAZ PIMCO PEA Value Fund, USAZ Money Market Fund, USAZ Van Kampen Aggressive Growth Fund, USAZ Van Kampen Comstock Fund, USAZ
Van Kampen Emerging Growth Fund, USAZ Van Kampen Equity and Income Fund, USAZ Van Kampen Global Franchise Fund, USAZ Van Kampen Growth and Income Fund, and USAZ Van Kampen Growth
Fund for the periods ended December 31, 2004, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.
The management of USAllianz Variable Insurance Products Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition. Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate. Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under the standards of the Public Company Accounting Oversight Board (United States). A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. However, we noted no matters involving internal control and its operation,including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2004.This report is intended solely for the information and use of management and the Board of Trustees of USAllianz Variable Insurance Products Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.
KPMG LLP
Columbus, Ohio
February 15, 2005